Dated August 19, 1999





               (1) THE PROFIT RECOVERY GROUP INTERNATIONAL, INC.


                       (2) THE VENDORS (as defined herein)

                                     - and -

      (3) MR. NATHAN KIRSH (as Vendors' Representative (as defined herein))


                                   ----------


                                    AGREEMENT

                        for the acquisition of the whole
             of the issued share capital and other equity interests
                       of Meridian VAT Corporation Limited



                                   ----------



The securities to be issued in accordance with this agreement have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), or under the securities laws of any other jurisdiction, and may not be offered or sold unless the securities are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available, which may include offers and sales in compliance with Regulation S under the Securities Act. Hedging transactions involving these securities may also not be conducted unless in compliance with the Securities Act.


                              ASHURST MORRIS CRISP
                                 Broadwalk House
                                 5 Appold Street
                                 London EC2A 2HA

                               Tel: 0171-638-1111
                               Fax: 0171-972-7990

                                MAM/DRS/P99700001



878157v1

                                    CONTENTS

CLAUSE    PAGE

1.   INTERPRETATION............................................................2
2.   SALE AND PURCHASE.........................................................8
3.   COMPLETION................................................................9
4.   WARRANTIES...............................................................12
5.   PURCHASER'S WARRANTIES...................................................19
6.   RESTRICTIONS.............................................................20
7.   ANNOUNCEMENTS, ETC.......................................................22
8.   APPOINTMENT OF VENDORS' REPRESENTATIVE...................................22
9.   COSTS....................................................................23
10.  EFFECT OF COMPLETION.....................................................24
11.  ENTIRE AGREEMENT.........................................................24
12.  WAIVER, AMENDMENT........................................................24
13.  FURTHER ASSURANCES.......................................................25
14.  NOTICES..................................................................25
15.  COUNTERPARTS.............................................................26
16.  INVALIDITY...............................................................26
17.  ASSIGNMENT...............................................................26
18.  GOVERNING LAW AND DISPUTE MECHANISM......................................27
SCHEDULE 1....................................................................28
The Vendors...................................................................28
SCHEDULE 2....................................................................39
Particulars relating to the Company...........................................39
SCHEDULE 3....................................................................40
Particulars relating to Subsidiaries..........................................40
SCHEDULE 4....................................................................59
Warranties....................................................................59
SCHEDULE 5....................................................................86
Purchaser Warranties..........................................................86
SCHEDULE 6....................................................................89
The Properties................................................................89
SCHEDULE 7....................................................................98
Dispute Resolution and Arbitration Procedure..................................98
SCHEDULE 8...................................................................103
Affiliate Loan Schedule......................................................103

THIS AGREEMENT is made on August 19, 1999

BETWEEN:-

(1) THE PROFIT RECOVERY GROUP INTERNATIONAL, INC, a Georgia corporation whose principal address is at 2300 Windy Ridge Parkway, Suite 100 North, Atlanta, Georgia 30339, USA (the "Purchaser" or "PRG");

(2) the persons or entities whose names and addresses are set out in column 1 of schedule 1 (individually a "Vendor" and together the "Vendors"); and

(3) Mr. Nathan Kirsh, care of Kirsh Industries Limited, 9 Summit Road, Dunkeld West, Johannesberg 2196, South Africa ("Mr. Kirsh").

RECITALS

(A) PRG is in the business of auditing accounts payable, expenses, capital expenditures, freight bills and invoices and various other payment arrangements or obligations between its clients and their suppliers, vendors, carriers, landlords and taxing authorities for the purpose of identifying and documenting overbilling by and refund, credit or chargeback claims for overpayments to, the clients' suppliers, vendors, carriers, landlords and taxing authorities or future cost reductions, efficiencies or other savings (the "Audit Activities"), managing, processing, handling, reporting and transmitting freight information, data and/or records, freight payment, logistics (including rate negotiation and supply chain management) and other related services (the "Freight Activities") and rendering management advisory services associated with the Audit Activities and Freight Activities (the "Advisory Activities") (collectively, such Audit Activities, Freight Activities and Advisory Activities being the "PRG Business").

(B) Meridian VAT Corporation Limited (the "Company") is a private limited company incorporated in Jersey under number 18278, further details of which are set out in schedule 2.

(C) The Company is a holding company for a group of companies engaged in the business of:-

          (i) collecting, evaluating, processing and submitting claims for refunds of value added tax ("VAT") paid on business services purchased primarily in the countries forming part of the European Union;

          (ii) collecting, evaluating, processing and submitting claims for refunds of VAT paid by European haulage companies on their foreign fuel purchases through a net-invoicing service company known as Transporter's VAT Reclaim Limited ("TVR") a joint venture operated in conjunction with Deutscher Kraftverkehr, Ernst Grimmke GmbH & Co. KG ("DKV"); and

          (iii) performing related VAT registration services for existing and prospective client companies

          (the "Business").

(D) The Vendors are at the date hereof the beneficial owners of all of the Equity Interests, being:

          (i) the numbers of Shares of which each of the Vendors is the beneficial owner being set out opposite his or its name in columns 2, 3 and 4 of part A of schedule 1; and

          (ii) the amount of the Affiliate Loans in which each of the Vendors is beneficially interested being set out opposite his or its name in columns 4 and 8 of part B of schedule 1,

          such Equity Interests including the whole of the issued share capital of the Company.

(E) Mr. Kirsh has agreed to act as representative of the Vendors in certain respects.

(F) This Agreement sets out the terms and conditions pursuant to which at Completion the Vendors will sell and the Purchaser will purchase all of the Equity Interests.

THE PARTIES HEREBY AGREE AS FOLLOWS:-

1.        INTERPRETATION

1.1 The following provisions shall have effect for the interpretation of this agreement.

1.2 The following words and expressions and abbreviations shall, unless the context otherwise requires, have the following meanings:-

          "Accounts" means the audited consolidated financial statements of the Group comprising the balance sheet of the Company, the consolidated balance sheet, profit and loss account and cash flow statement of the Group together with the notes thereon, directors' report and auditors' certificate, as at and for the financial period ended on the Accounts Date;

          "Accounts Date" means 31 December 1998;

          "Affiliate"   means  any  Key   Employee,   director  or   Significant
          Shareholder of any member of the Group and any person who is connected with or controls any of the foregoing persons or entities;

          "Affiliate Loans" means the loans to the Company or any Subsidiary made by any Affiliate, the principal amounts and interest owing on which are set out in columns 2, 3, 6 and 7 of part B of schedule 1 and the movements on which in the two years prior to the date of this agreement are set out in schedule 8;

          "Bank of Ireland Facility" means a facility agreement dated 15 March 1994 between Meridian VAT Processing (International) Limited and others as borrowers, Meridian VAT Reclaim Limited and The Investment Bank of Ireland (as the same may from time to time be amended);

          "BHF Loan Agreement" means a loan agreement dated 3 April 1996 between TVR and BHF BANK AG (as the same may from time to time be amended);

          "Business Intellectual Property" means Intellectual Property used in the business of the Company and the Subsidiaries;

          "Closing Price" means the closing sale price per share of PRG Common Stock at Completion, or, if Completion occurs at a time when the United States NASDAQ National Market is closed, the closing sale price per share of PRG Common Stock for the previous business day's trading (in each case such price being as reported in The Wall Street Journal published on the immediately following business day);

          "Company" means the company described in Recital (B), save for the purposes of schedule 4, where it shall have the meaning given to it in clause 4.22;

          "Completion" means the completion of the sale and purchase of the Equity Interests in accordance with clause 3;

          "Completion Date" means the date on which Completion takes place, in accordance with clause 3.1;

          "Computer Systems" means all computer systems including without prejudice to the generality of the foregoing, computer processors, computer programs, data entered into, created and currently stored by such computer systems and all other computer hardware, software or peripherals;

          "Consideration Shares" means 6,114,375 shares of PRG Common Stock, to be issued in accordance with clause 2.4;

          "Deed of Indemnity" means the deed of indemnity in respect of Tax in the agreed form;

          "Disclosure Letter" means a letter of today's date together with the attachments thereto addressed by the Vendors' Representative on behalf of the Vendors to the Purchaser, disclosing exceptions to the Warranties;

          "Encumbrance" means any mortgage, charge (whether fixed or floating), pledge, lien, security interest or other third party right or interest (legal or equitable) over or in respect of the relevant asset, security or right;

          "Equity Interests" means the Shares and the Affiliate Loans;

          "Escrow Agent" means the First Union National Bank appointed as escrow agent pursuant to the Indemnity Escrow and Stock Pledge Agreement;

          "Escrow Fund" shall have the meaning given to such term in clause 3.1 of the Indemnity Escrow and Stock Pledge Agreement;

          "Escrow Shares" has the meaning given to it in clause 3.6 of this agreement;

          "Ferolito Non Competition Agreement" means the agreement to be entered into on Completion between the Purchaser and Ms. Ferolito in the agreed form;

          "Financial Statements" means the unaudited financial statements of the Group, comprising the consolidated balance sheet and consolidated profit and loss account of the Group, as at and for the six months ended on 30 June 1999;

          "GAAP" means the generally accepted accounting principles of the relevant jurisdiction;

          "Group" means the Company and the Subsidiaries;

          "holding company" has the meaning given to it in section 736 of the Companies Act 1985;

          "Indemnity Escrow and Stock Pledge Agreement" means the agreement to be entered into on Completion between the Purchaser, the Vendors, the Vendors' Representative and the Escrow Agent in the agreed form;

          "Intellectual Property" means any and all patents, trade marks, rights in designs, get-up, trade, business or domain names, e-mail addresses, copyrights, and topography rights, (whether registered or not and any applications to register or rights to apply for registration of any of the foregoing), rights in inventions, know-how, trade secrets and other confidential information, rights in databases and all other intellectual property rights of a similar or corresponding character which now subsist in any part of the world;

          "Key Employee" means any senior management employee of the Group who has executive responsibilities in relation to a significant business unit of the Group or who is capable of influencing the policy and direction of the Group;

          "Liquidity Facility" means the liquidity agreement between, amongst others, Euro VAT Securitisation Limited and National Westminster Bank plc dated 29 May 1998;

          "Meridian Reclaim Subscription Agreement" means the subscription agreement dated 12 August 1993 between Ki Corporation (1), Denor Trust
          (2),  Caversham  Trustees Limited (on behalf of The Baron  Settlement)
          (3) Deborah Ferolito (4) and Meridian VAT Reclaim Limited (5);

          "Mr. Stiefel" means Mr. Barry Abraham Stiefel of 5 Carlyle Close, London N2 0QU, a director of the Company and chairman of Meridian VAT Reclaim Operations Limited;

          "Ms. Ferolito" means Deborah Ferolito, a director of the Company and the Vendor listed at number 5 in part A of schedule 1;

          "Pooling of Interests" has the meaning given to such expression in the United States Accounting Principles Board Opinion No 16 and related literature;

          "PRG Common Stock" means the common stock of PRG, no par value per share, in issue from time to time;

          "PRG Group" means PRG and its subsidiary undertakings and associated companies from time to time, all of them and each of them as the context admits;

          "Properties" means the properties described in schedule 6 or any part or parts thereof and "Property" means any one of them;

          "Purchaser's Disclosure Letter" means a letter of today's date together with attachments thereto addressed by the Purchaser to the Vendors disclosing exceptions to the Purchaser's Warranties;

          "Purchaser's Solicitors" means Ashurst Morris Crisp of Broadwalk House, 5 Appold Street, London EC2A 2HA and Arnall Golden & Gregory, LLP, 2800 One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309-3450;

          "Purchaser's Warranties" means the warranties set out in schedule 5;

          "Receivables Financing Agreement" means the receivables financing agreement dated 30 June 1999 between Barclays Bank plc and Meridian VAT Processing (International) Limited and others (as the same may from time to time be amended);

          "Registration Rights Agreement" means the agreement to be executed on Completion by the Purchaser and the Vendors in the agreed form;

          "Relevant Subsidiaries" means Meridian VAT Reclaim Operation Limited, Meridian VAT Processing (International) Limited, Meridian VAT Processing (N. America) Limited, Meridian VAT Processing (Japan) Limited, Meridian VAT Reclaim (UK) Limited, Vatclaim International
          (UK) Limited, Meridian VAT Reclaim GmbH and Meridian VAT Reclaim Inc.;

          "SEC" means the United States Securities and Exchange Commission;

          "Securities Act" means the United States Securities Act of 1933, as amended from time to time;

          "Security Assignment of Contracts" means a security assignment of contracts dated 30 June 1999 between Barclays Bank Plc and Meridian VAT Processing (International) Limited and others (as the same may from time to time be amended) entered into in connection with the Receivables Financing Agreement;

          "Shares" means the issued shares in the capital of the Company specified in schedule 2;

          "Significant Shareholder" means any person who holds 10 per cent. or more of the issued share capital of the relevant company;

          "Subsidiary" means a subsidiary undertaking of the Company, details of which are set out in schedule 3;

          "subsidiary" has the meaning given to it in section 736 of the Companies Act 1985, save in the case of Warranty 1.8, where the meaning given in Article 2 of the Companies (Jersey) Law 1991 shall apply;

          "subsidiary undertaking" has the meaning given to it in section 258 of the Companies Act 1985 as amended by the Companies Act 1989;

          "T.A." means the Income and Corporation Taxes Act 1988;

          "TAGS Facility" means the US$100 million multicurrency revolving credit facility dated 29 May 1998 between, amongst others, Euro VAT Securitisation Limited as borrower and Thames Asset Global Securitisation No.1, Inc;

          "Tax" means any tax, and any duty, contribution, impost, withholding levy or charge in the nature of tax, whether domestic, local, state, federal or foreign, and any fine, penalty, surcharge or interest connected therewith, including (without prejudice to the foregoing) taxes on profits, income, gains, and distributions, payroll taxes, corporation tax, advance corporation tax, income tax (including tax falling to be deducted or withheld from or accounted for in respect of any payment), national insurance or other social security or like contributions, payroll, employment, capital gains tax, inheritance tax, taxes on turnover or added value (including value added tax), customs excise and import duties, stamp duty, stamp duty reserve tax, taxes or duties on the raising of capital, insurance premium tax, air passenger duty, and any other payment whatsoever which the Company is or may be or become bound to make to any person and which is or purports to be in the nature of taxation or otherwise by reason of any taxation statutes;

          "Transaction  Documents"  means the Deed of  Indemnity,  the Indemnity
          Escrow  and  Stock  Pledge  Agreement  and  the  Registration   Rights
          Agreement;

          "Vendors' Representative" means the representative of the Vendors appointed pursuant to clause 8;

          "Vendors' Solicitors" means Baker & McKenzie of 100 New Bridge Street, London EC4V 6JA; and

          "Warranties" means the warranties set out in schedule 4.

1.3 Words, expressions and abbreviations defined in the Deed of Indemnity shall have the same meanings in this agreement and clause 1.2 of the Deed of Indemnity shall apply to this agreement.

1.4 References to the parties hereto include their respective permitted assignees and/or the respective successors in title to substantially the whole of their respective undertakings and, in the case of individuals, to their respective estates and personal representatives.

1.5 References to persons shall include bodies corporate and unincorporated, associations, partnerships, trusts and individuals.
          Words denoting the singular shall include the plural and words denoting any gender shall include all genders.

1.6 References to statutes or statutory provisions include references to any orders or regulations made thereunder and references to any statute, provision, order or regulation include references to that statute, provision, order or regulation as amended, modified, re-enacted or replaced from time to time whether before or after the date hereof (subject as otherwise expressly provided herein), save where any such amendment, modification, re-enactment or replacement is made after the date hereof and has retrospective effect.

1.7 Headings to clauses, paragraphs and descriptive notes in brackets are for information only and shall not form part of the operative provisions of this agreement and shall be ignored in construing the same.

1.8 References to recitals, clauses or schedules are to recitals to, clauses of and schedules to this agreement. The recitals and schedules form part of the operative provisions of this agreement and references to this agreement shall, unless the context otherwise requires, include references to the recitals and the schedules.

1.9 In warranting to the Purchaser in the terms of the Warranties each of the Vendors shall be deemed to have all of the knowledge in any way relating to the Business and its conduct by the Company and each of the Subsidiaries, of each other, of Mr. Kirsh, of Mr. Stiefel and of the directors of the Company and the directors of Meridian VAT Reclaim Operations Limited.

1.10 Save as set out in clauses 4.13 and 6.7, the obligations and liabilities of the Vendors under this agreement shall be joint and several.

1.11 Any question of whether a person is connected with another shall be determined in accordance with section 839 of the TA (except that, save in the case of Warranty 12, in construing section 839 "control" has the meaning given by section 840 or section 416 of the TA so that there is control whenever section 840 or 416 requires) which shall apply in relation to this agreement as it applies in relation to the TA.

1.12 References to any documents being "in the agreed form" mean in a form agreed, and for the purposes of identification signed, by or on behalf of the parties.

1.13 For purposes of this agreement, a "business day" is a day on which banks in the City of London and in New York are open for business and shall not include a Saturday or Sunday or legal holiday. Notwithstanding anything to the contrary in this agreement, no action shall be required of the parties hereto except on a business day and in the event an action is required on a day which is not a business day, such action shall be required to be performed on the next succeeding day which is a business day.

1.14 If for the purposes of this agreement, a monetary amount is specified in a currency other than United States of America dollars ("US$") and conversion is required, then conversion shall take place at a rate of exchange which is equal to National Westminster Bank plc's spot rate of exchange (at or about 11.00a.m. London time on the day in question) for the purchase of US$ with the relevant currency for delivery two business days later.

2.        SALE AND PURCHASE

2.1 Upon the terms and subject to the conditions of this agreement each of the Vendors:-

          (a) set out in part A of schedule 1 shall sell as legal and beneficial owner or shall procure the transfer of the legal and beneficial interest, in either case with full title guarantee and the Purchaser shall purchase the Shares set out opposite such Vendor's name in part A of schedule 1; and

          (b) set out in part B of schedule 1 shall assign to the Purchaser as legal and beneficial owner, or shall procure the assignment to the Purchaser of the legal and beneficial interest in, all right title and interest to and in the Affiliate Loans set out opposite such Vendor's name in part B of schedule 1;

          in each case with effect from Completion free from any Encumbrances and together with all accrued interest, benefits and rights attaching thereto and all dividends or other distributions (if any) declared after the Accounts Date in respect of the Equity Interests.

2.2 The Vendors waive any rights or restrictions conferred upon any of them which may exist either:

          (a) in relation to the Shares under the articles of association of the Company or otherwise; or

          (b) arising out of or in connection with the Meridian Reclaim Subscription Agreement.

2.3 The Purchaser shall not be obliged to complete the sale and purchase of any of the Equity Interests unless the sale and purchase of all of the Equity Interests is completed simultaneously, but completion of the purchase of some of the Equity Interests shall not affect such rights as the Purchaser may have in respect of any other Equity Interests.

2.4       The  consideration  for the sale and  purchase  of the  Shares and the assignment of the Affiliate Loans pursuant to clause 2.1 shall be satisfied by issue of the Consideration Shares free from any Encumbrance (save, for the avoidance of doubt, any Encumbrance arising pursuant to the Registration Rights Agreement):-

          (a) on Completion, to the Vendors in such numbers as are set out against each Vendor's name in column 2 of part C of schedule 1; and

          (b) on Completion, to the Escrow Agent in such numbers as are set out against each Vendor's name in column 3 of part C of schedule 1.

3.        COMPLETION

3.1 Completion shall take place at the offices of Mourant du Feu & Jeune, 22 Grenville Street, St Helier, Jersey immediately after the execution of this agreement.

3.2 On Completion the Vendors shall deliver to, or procure the delivery to the Purchaser of:-

          (a) transfers in common form relating to all the Shares duly executed in favour of the Purchaser (or as it may have directed in writing prior to the date hereof);

          (b)       share certificates relating to the Shares;

          (c) effective written resignations executed as their respective deeds of Mr Kirsh and Dr F W Hinteregger from their offices as director and any office or employment of or by the Company containing a confirmation that they have no claim against the Company for compensation for loss of office or termination of employment or otherwise whether statutory or otherwise or for unpaid remuneration;

          (d)       the Deed of Indemnity duly executed by the Vendors;

          (e) a release duly executed as a deed by each of the Vendors in the agreed form, releasing the Company and the Subsidiaries from any liability whatsoever (actual or contingent) which may be owing to the Vendors by the Company or any of the Subsidiaries;

          (f) a certified copy of the release given by Bank of Ireland in relation to all security granted pursuant to the Bank of Ireland Facility;

          (g) written confirmation from Barclays Bank plc that the initial conditions precedent contained in the Receivables Financing Agreement have been satisfied;

          (h) a copy of a legal opinion given by A & L Goodbody that there is a true sale in respect of the Receivables Financing Agreement;

          (i) a certified copy of an amendment agreement in respect of the TAGS Facility and the Liquidity Facility;

          (j) a copy of a legal opinion given by A & L Goodbody to, amongst others, National Westminster Bank Plc confirming that their opinion dated 29 May 1998 and given in respect of the TAGS Facility remains accurate and correct;

          (k) written confirmation from BHF BANK AG that it will not exercise any of its rights to demand the repayment of any amounts outstanding under the BHF Loan Agreement arising as a result of the acquisition;

          (l) the Indemnity Escrow and Stock Pledge Agreement duly executed by each of the Vendors and the Vendors' Representative, together with the 10 stock powers described in clause 3.1 of such agreement;

          (m) the Registration Rights Agreement duly executed by each of the Vendors; and

          (n) opinions in the agreed forms from the Vendor's Solicitors and the legal advisers to the Vendors and the Company in each relevant jurisdiction relating, inter alia, to the right, power and authority of the Vendors to enter into this agreement and the Transaction Documents.

3.3 On Completion the Vendors shall make available to, or procure the availability to the Purchaser of:-

          (a)       the  common  seals,   certificates  of   incorporation   and
                    statutory books and share certificate books of the Company and the Subsidiaries;

          (b) to the extent that they are in the possession or control of the Company or the relevant Subsidiary, all books of account or reference as to customers and other records and all insurance policies in any way relating to or concerning the respective businesses of the Company and the Subsidiaries;

          (c) to the extent that they are in the possession or control of the Company or the Subsidiaries all licences, consents, permits and authorisations obtained by or issued to the Company or the Subsidiaries or any other person in connection with the business carried on by it and them and such contracts, deeds or other documents (including assignments of any such licences) as shall have been required by the Purchaser's Solicitors prior to the date hereof;

          (d) all land certificates, charge certificates, leases, title deeds and other documents relating to the Properties which are located in Ireland, Japan and the United States of America (save to the extent that the same are in the possession of mortgagees thereof disclosed in writing by or on behalf of the Vendors to the Purchaser or its representatives); and

          (e) share certificates relating to all of the issued shares of each of the Subsidiaries.

3.4 At Completion (and prior to the taking effect of the resignations of the directors referred to in clause 3.2 (c)) the Vendors shall procure the passing of board resolutions of the Company:-

          (a) sanctioning for registration (subject where necessary to due stamping) the transfers in respect of the Shares;

          (b) appointing such persons as the Purchaser may nominate to be additional directors of the Company; and

          (c) amending bank mandates by the removal and appointment of such persons as the Purchaser may nominate as authorised signatories.

3.5       On   Completion   the   Purchaser   shall   deliver  to  the  Vendors'
          Representative:-

          (a) written confirmation from the Purchaser's transfer agent ("Transfer Agent") that stock certificates evidencing that:-

                    (i) the Consideration Shares, other than the Escrow Shares, have been issued to and in the name of each Vendor in the amounts set out opposite each Vendor's name in column 2 of part C of schedule 1; and

                    (ii) the Escrow Shares have been issued to and in the name of the Escrow Agent (as nominee of the Vendors) in the aggregate amounts set out in column 3 of part C of schedule 1;

          (b) a certified copy of a resolution of the board of directors of the Purchaser authorising the entry into of this agreement by the Purchaser and the allotment of the Consideration Shares;

          (c) an opinion in the agreed form from Arnall Golden & Gregory relating, inter alia, to the right, power and authority of the Purchaser to enter into this agreement and the Transaction Documents;

          (d) the Registration Rights Agreement duly executed by the Purchaser; and

          (e)       the  Indemnity   Escrow  and  Stock  Pledge  Agreement  duly
                    executed by the Purchaser.

3.6 On Completion, and on behalf of each of the Vendors, the Purchaser shall procure that the Transfer Agent shall deposit into escrow that aggregate number of Consideration Shares set out in column 3 of part C of schedule 1 in respect of the General Indemnified Claims (as defined in clause 4.7 below) (the "Escrow Shares"), which Escrow Shares shall be held by the Escrow Agent as a non-exclusive source for claims for indemnification hereunder in accordance with the terms of the Indemnity Escrow and Stock Pledge Agreement.

3.7 As soon as reasonably practicable following Completion and in any event no later than 5 business days after Completion, the Purchaser shall procure that the Transfer Agent shall despatch to the Vendors' Representative (for these purposes, care of the Vendors' Solicitors) stock certificates in respect of the Consideration Shares referred to in clause 3.5(a)(i) above and shall despatch to the Escrow Agent stock certificates in respect of the Escrow Shares referred to in clause 3.5(a)(ii) above.

4.        WARRANTIES

4.1 The Vendors jointly and severally warrant to the Purchaser in the terms of the Warranties.

4.2 Any information supplied by or on behalf of the Company or the Subsidiaries to the Vendors or their agents or accountants, solicitors or other advisers in connection with the Warranties, the Disclosure Letter or otherwise in relation to the business and affairs of the Company or the Subsidiaries shall not constitute a representation or warranty or guarantee as to the accuracy thereof by the Company or any of the Subsidiaries and the Vendors hereby waive any and all claims which they might otherwise have against the Company or the Subsidiaries or, save in the case of fraud or fraudulent concealment, any of their respective employees, in respect thereof.

4.3 Each of the Warranties shall be construed as an independent and separate warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Warranties or by any other term of this agreement (other than this clause 4).

4.4 The Vendors shall be under no liability under the Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Disclosure Letter (save in the case of Warranty 13.22 against which no disclosure shall be made, or be deemed to be made) or expressly provided for or stated to be exceptions under the terms of this agreement. No letter, document or other communication shall be deemed to constitute a disclosure for the purposes of the Warranties unless the same is fairly disclosed in the Disclosure Letter.

4.5 The Purchaser acknowledges that it is not entering into this agreement in reliance upon any representations or warranties other than the Warranties.

4.6 Each of the Vendors shall give to the Purchaser and its representatives after Completion such information as is known to them and documentation as they may have in their possession relating to the Company and its Subsidiaries as the Purchaser shall reasonably require to enable it to satisfy itself as to the accuracy and observance of the Warranties.

4.7 In addition and without prejudice to the indemnification obligations of the Vendors under clause 9.1, the Vendors hereby jointly and severally indemnify and hold harmless the Purchaser and each other member of the PRG Group from and against all claims, liabilities, legal proceedings, costs, damages and expenses (including, without limitation, reasonable legal fees and expenses incurred in litigation or otherwise) of any nature whatsoever sustained by any of them arising out of or otherwise in connection with:-

          (a)       any breach of any Warranty; or

          (b)       any claim pursuant to the Deed of Indemnity

          (collectively, with the indemnification obligations of the Vendors under clause 9.1, the "General Indemnified Claims"). The indemnification obligations set out in this clause 4.7 shall be limited to payments by the Vendors of (i) the amounts necessary to put the Company or the relevant member of the Group into the position, US$ for US$, in which it would have been if there had been no breach of the relevant Warranty and/or no claim pursuant to the Deed of Indemnity and (ii) all costs and expenses (including, without limitation, reasonable legal fees and expenses incurred in litigation, arbitration or otherwise) incurred by the Purchaser (acting reasonably) arising directly out of or directly in connection with such breach of the relevant Warranty or such claim pursuant to the Deed of Indemnity.

4.8 For the avoidance of doubt, the sole remedy of any member of the PRG Group in respect of any General Indemnified Claim shall be to be indemnified pursuant to clause 4.7 of this agreement and no member of the PRG Group shall have any right to claim on any other basis in respect of any General Indemnified Claim.

4.9 The provisions of schedule 7 shall govern the resolution of any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to a General Indemnified Claim.

4.10 During the period of one year following the date of this agreement, the Purchaser shall:-

          (a) inform the Vendors' Representative in writing promptly of any fact or matter which comes to its notice or the notice of any other member of the PRG Group whereby it appears that the Vendors are or may be liable to make any payment in respect of any General Indemnified Claim or whereby it appears that any member of the PRG Group is likely to become entitled to recover from some other person a sum which is referable to a payment already made by the Vendors in respect of such a General Indemnified Claim; and

          (b) thereafter keep the Vendors' Representative informed of all material facts and developments in relation thereto as soon as reasonably practicable following any member of the PRG Group becoming aware of the same; and

          (c)       as soon as  reasonably  practicable  provide to the Vendors'
                    Representative such information and documentation in connection therewith as the Vendors' Representative shall reasonably request.

4.11 The Vendors shall be under no liability in respect of any claim under the Warranties or the Deed of Indemnity unless:-

          (a) a Claim Notice in respect of the relevant claim in the form prescribed by paragraph 1 of the Dispute Resolution and Arbitration Procedures in part (A) of schedule 7 (the "Arbitration Procedures") shall have been served on the Vendors' Representative:-

                    (i) in the case of a claim under the Warranties or the Deed of Indemnity where the liability of the Vendors thereunder can be conclusively settled or determined through the audit process, by not later than 5.00 p.m. London time on the date of issuance of the independent auditor's report in respect of the first audited financial statements of the Group or the date of issuance of the independent auditor's report in respect of the first audited financial statements of the Group and the PRG Group combined (in each case after the date hereof), such date expected to be no later than 15 April 2000, but in any event, for the purposes of this clause, by no later than 5.00 p.m. London time on the business day prior to the first anniversary of the date hereof;

                    (ii) in the case of a claim under the Warranties, other than a claim covered by clause 4.11(a)(i) above, and/or a claim under the Deed of Indemnity, by not later than 5.00 p.m. London time on the business day prior to the first anniversary of the date hereof; and

          (b) in any case the claim shall have been resolved at the end of each such relevant period specified in clause 4.11(a) in one of the following ways:-

                    (i) the Vendors' Representative has concurred in the claim asserted by the Claim Notice in the manner prescribed by paragraph 2 of the Arbitration Procedures; or

                    (ii) the Vendors' Representative and the Purchaser have concluded a written agreement setting out the terms upon which the claim asserted by the Claim Notice is finally settled; or

                    (iii) the Arbitrator appointed pursuant to the Arbitration Procedures to resolve the claim which is the subject of the Claim Notice (or, as the case may be, the Dispute (as defined in the Arbitration Procedures)), has made his final award in respect of such claim or Dispute.

4.12 Save in the case of fraud or fraudulent concealment by any of the Vendors, the Vendors shall be under no liability in respect of any claim under the Warranties other than Warranty 4.7 of schedule 4 (and excluding, for the avoidance of doubt, any claim under the Deed of Indemnity):-

          (a)       where the  liability of the Vendors in respect of that claim
                    would  (but  for  this   paragraph)   have  been  less  than
                    US$10,000; and

          (b) unless and until the liability in respect of that claim when aggregated with the liability of the Vendors in respect of all other claims (other than claims excluded by clause 4.12(a) above) shall exceed US$500,000, whereupon the Vendors shall be liable only for the aggregate amount of such claims in excess of US$250,000;

          PROVIDED  ALWAYS that:-

          (i) where there is a series of claims arising within the periods stipulated in clause 4.11 from the same or closely related facts or circumstances, such claims shall be aggregated and treated as one claim for the purpose of this clause; and

          (ii) if in the case of a claim under Warranty 4.7, the Purchaser has not previously consulted with the Vendors' Representative prior to settling any such claim with a third party, the limitations in paragraphs (a) and (b) above shall apply.

4.13      Save in the  case of  fraud or  fraudulent  concealment  by any of the
          Vendors,  and  notwithstanding   their  joint  and  several  liability
          hereunder:-

          (a) the aggregate liability of the Vendors in respect of all General Indemnified Claims shall not in any circumstances exceed an amount in US$ equal to 50 per cent. of the total value of the Consideration Shares as at the Completion Date (valued at the average closing sale price per Consideration Share (as reported in The Wall Street Journal) for the thirty trading days ending two trading days prior to the Completion Date (such valuation per share being the "Consideration Share Value")); and

          (b) the aggregate liability of each Vendor individually in respect of all General Indemnified Claims shall be limited to an amount in US$ equal to 50 per cent. of the Consideration Share Value of the Consideration Shares received by that Vendor pursuant to this agreement.

4.14 The Purchaser shall have the right to set-off against the Escrow Shares in accordance with the Indemnity Escrow and Stock Pledge Agreement any amounts payable by the Vendors to the Purchaser pursuant to this agreement. The right of set-off shall not be exclusive of any other right or remedy the Purchaser may have with respect to any amounts payable by the Vendors to the Purchaser pursuant to this agreement, whether under this agreement, at law or in equity.

4.15 Any General Indemnified Claim shall be dealt with in the following manner during the term of the Indemnity Escrow and Share Pledge Agreement:-

          (a) Escrow Shares held in the Escrow Fund to satisfy General Indemnified Claims (the "General Indemnity Shares") may only be used to satisfy such claims and no other claims;

          (b) if and to the extent that the Escrow Fund contains only Escrow Shares and the General Indemnified Claim can be fully satisfied from the value of the Escrow Shares (valued for the purposes of determining the number of such Escrow Shares to be transferred to the Purchaser in satisfaction of such claim at the Closing Price (such valuation per Escrow Share being the "Escrow Share Value")), then such claim shall be satisfied in Escrow Shares at the Escrow Share Value and in accordance with the procedure set out in clause 4.16 below;

          (c) if and to the extent that the Escrow Fund contains partly Escrow Shares and partly cash proceeds from the prior sale of Escrow Shares by any of the Vendors (in accordance with the Indemnity Escrow and Stock Pledge Agreement) and the General Indemnified Claim can be fully satisfied from the value of the Escrow Shares and the amount of the Escrow Share Cash Equivalent (for these purposes "Escrow Share Cash Equivalent" meaning the amount of the cash proceeds that would have been received by the relevant Vendor had the Escrow Shares sold been valued at the Escrow Share Value); then such claim shall be fully satisfied pro rata in Escrow Shares and cash (by reference to the number of Escrow Shares and the amount of cash held in the Escrow Fund and valued at the Escrow Share Value and the value of the Escrow Share Cash Equivalent respectively) and in accordance with the procedure set out in clause 4.16 below;

          (d) if and to the extent that the Escrow Fund contains only cash proceeds from the prior sale of Escrow Shares by any of the Vendors (in accordance with the Indemnity Escrow and Stock Pledge Agreement) and the General Indemnified Claim can be fully satisfied from the amount of the Escrow Share Cash Equivalent, then such claim shall be fully satisfied in cash valued at the Escrow Share Cash Equivalent and in accordance with the procedure set out in clause 4.16 below;

          (e) if and to the extent that the General Indemnified Claim exceeds the value of the Escrow Fund (being the aggregate value of the Escrow Shares valued at the Escrow Share Value and/or cash proceeds from the prior sale of Escrow Shares by any of the Vendors (in accordance with the Indemnity Escrow and Stock Pledge Agreement) valued at the Escrow Share Cash Equivalent (as the case may be)), then the claim shall be partly satisfied from the Escrow Fund and the Purchaser shall have the general right to bring legal proceedings against the Vendors for any such excess (the "Escrow Excess") provided always that if any Vendor holds any Consideration Shares at the time any such proceedings are settled or finally determined (pursuant to the procedures set out in clause 18 and schedule 7 of this agreement or by a court of competent jurisdiction), the Purchaser shall first recover from such Vendor such number of Consideration Shares as shall equal (as nearly as may be) the amount of that Vendor's proportionate share of the Escrow Excess (the Consideration Shares being valued for these purposes at the Escrow Share Value).

4.16 (a) PRG may serve a Disbursement Instruction (as defined in clause 4.1 of the Indemnity Escrow and Stock Pledge Agreement) on the Escrow Agent provided that a Determination of Claim (as defined in clause
          4.16(b) below) has occurred in no event later than the first anniversary of the date of this agreement. A copy of any Disbursement Instruction shall be sent concurrently to the Vendors' Representative.

          (b) A "Determination of Claim" shall be the earliest to occur of the following after the Vendors' Representative receives a Claim Notice from the Purchaser pursuant to paragraph (A)1 of schedule 7:

          (i) delivery by the Vendors' Representative of an Acceptance Notice to the Purchaser pursuant to paragraph (A)2(2) of schedule 7 concurring in the claim asserted by the Claim Notice;

          (ii)      15   business   days   after   receipt   by   the   Vendors'
                    Representative of the Claim Notice, unless the Vendors' Representative shall have given to the Purchaser and the Escrow Agent a Notice of Dispute as defined in and pursuant to paragraph (A)2(1) of schedule 7 that he disputes the claim asserted by the Claim Notice; or

          (iii) in the event that the Vendors' Representative has given to the Purchaser a Notice of Dispute, then upon the date of:

                    (A) a joint written notice signed by the Purchaser and the Vendors' Representative stating that such dispute has been resolved in one of the ways set out in clause 4.11(b) of this agreement;

                    (B)       a  binding  and  final   arbitration   award  made
                              pursuant to part (B) of schedule 7 (certified as such by the Purchaser's Solicitors); or

                    (C) a final judgement, order or decree of a court of competent jurisdiction.

          (c) Any Escrow Shares or Escrow Share Cash Equivalent distributed to PRG hereunder shall be distributed without regard to the proportion of the total number of Escrow Shares originally deposited with the Escrow Agent in respect of any Vendor or to whether or not the basis for any claims was related to a particular Vendor.

4.17 The Vendors shall not be liable for any claim under the Warranties other than those Warranties set out in paragraph 13 of schedule 4 (the "Tax Warranties") (for the purposes of this clause 4.17, a "Claim"):-

          (a) if and to the extent to which the Claim would not have arisen but for, or to the extent the Claim is increased directly as a result of:-

                    (i) any voluntary act or omission of the Company or any Subsidiary or the Purchaser or any member of the PRG Group after Completion which such member of the PRG Group knew, or ought reasonably to have known, would give rise to such a liability otherwise than a voluntary act or omission of the Company occurring in the ordinary course of business of the Company as carried on at the date hereof; or

                    (ii) any act, matter or thing done or omitted to be done prior to Completion by, or at the written request of or with the written approval of, the Purchaser or its advisers;

          (b) if the Claim is based upon a liability which is contingent only unless and until such contingent liability becomes an actual liability and is due and payable;

          (c) to the extent that specific provision or specific reserve is made in the Accounts in respect of the matter giving rise to the Claim or to the extent that payment or discharge of such matter has been specifically taken into account therein;

          (d) to the extent that recovery is made by the Purchaser or any member of the PRG Group under any policy of insurance effected by or for the benefit of the Purchaser or any member of the PRG Group or the Company or any Subsidiary;

          (e) to the extent that a Claim arises or to the extent the Claim is increased directly as a result of, or any provision or reserve in the Accounts is insufficient only by reason of:-

                    (i)       any  increase  in rates of Tax since the  Accounts
                              Date; or

                    (ii) the passing of, or any change in, any law, regulation, directive, requirement or any published practice of any government, governmental department or agency or regulatory body after the Completion Date; or

                    (iii) any change in the accounting policy or accounting practices of the Purchaser or the Company or any Subsidiary on or after Completion save where such change is required in order to ensure that the relevant accounts comply with the relevant GAAP applicable as at the Accounts Date;

          (f) if the Claim is made after the benefit of the agreement has been assigned to a person or persons who are not connected with the Purchaser, or its successor.

4.18 The Vendors shall not be liable for any claim under the Tax Warranties if and to the extent that any of the limitations set out in clauses 2.3(a) to (n) inclusive of the Deed of Indemnity are applicable to such claim.

4.19 Subject to clause 4.20, if the Vendors pay to any member of the PRG Group (or to any other person in accordance with the written instructions of a member of the PRG Group) an amount in respect of any claim and the Purchaser or the Company or any Subsidiary or member of the PRG Group subsequently recovers from a third party an identifiable and quantifiable benefit otherwise than from the Vendors which would not have been received but for the circumstance giving rise to the claim in respect of which payment was made, the Purchaser shall, once it or the relevant company referred to above has received such benefit, repay to the Vendors' Representative on behalf of the Vendors an amount equal to the lesser of the amount of such benefit (net of the Purchaser's or the relevant company's, as the case may be, reasonable costs relating to such recovery and any Tax which the Purchaser or the relevant company incurs in respect of such recovery) and the aggregate payment made by the Vendors.

4.20 The provisions of clause 4.19 shall not apply in relation to the recovery of any amount referred to in that clause by any member of the PRG Group where such recovery occurs following expiry of the time period set out in clause 4.11(a) which is referable to the claim for which recovery was made.

4.21 The Purchaser shall not be entitled to recover damages or claim indemnity or otherwise obtain reimbursement or restitution more than once in respect of the same loss whether pursuant to a claim under the Warranties or otherwise under this agreement or the Deed of Indemnity.
          4.22 For the purposes of the Warranties, references to the Company shall be construed as follows:-

          (a) in the case of the Warranties other than those set out in paragraphs 1.5 and 1.6 of section 1, section 2, section 12, paragraph 13.33 of section 13 (in each case of schedule 4), the Company includes for those purposes the Subsidiaries, all of them and each of them as the context admits;

          (b)       in the case of the  Warranties set out in paragraphs 1.5 and
                    1.6 of section 1, section 12 and paragraph 13.33 of section 13 (in each case of schedule 4), the Company means Meridian VAT Corporation Limited only;

          (c)       in the  case  of the  Warranties  set  out in  section  2 of schedule 4, the Company includes for those purposes each of the Subsidiaries for which audited accounts were prepared for the financial year ended 31 December 1998 (the "Audited Subsidiaries"), all of the Audited Subsidiaries and each of the Audited Subsidiaries as the context admits.

5.        PURCHASER'S WARRANTIES

5.1 The Purchaser warrants to the Vendors in the terms of the Purchaser's Warranties, but shall be under no liability under the Purchaser's Warranties in relation to any matter forming the subject matter of a claim thereunder to the extent that the same or circumstances giving rise thereto are fairly disclosed in the Purchaser's Disclosure Letter. No letter, document or other communication shall be deemed to constitute a disclosure for the purpose of the Purchaser's Warranties unless the same is fairly disclosed in the Purchaser's Disclosure Letter.

5.2 The Purchaser shall be under no liability in respect of any claim under the Purchaser's Warranties unless:-

          (a) a Claim Notice in respect of the relevant claim in the form prescribed by paragraph 1 of the Arbitration Procedures shall have been served on the Purchaser:-

                    (i) in the case of a claim under the Purchaser's Warranties where the liability of the Purchaser thereunder can be conclusively settled or determined through the audit process, by not later than 5.00 p.m. London time on the date of issuance of the independent auditor's report in respect of the first audited financial statements of the PRG Group or the date of issuance of the independent auditor's report in respect of the first audited financial statements of the Group and the PRG Group combined (in each case after the date hereof), such date expected to be no later than 15 April 2000, but in any event, for the purposes of this clause, by no later than 5.00 p.m. London time on the business day prior to the first anniversary of the date hereof;

                    (ii) in the case of a claim under the Purchaser's Warranties, other than a claim covered by clause 5.2(a)(i) above, by not later than 5.00 p.m. London time on the business day prior to the first anniversary of the date hereof; and

          (b) in any case the claim shall have been resolved at the end of each such relevant period specified in clause 5.2(a) in one of the following ways:-

                    (i) the Purchaser has concurred in the claim asserted by the Claim Notice in the manner prescribed by paragraph 2 of the Arbitration Procedures; or

                    (ii) the Vendors' Representative and the Purchaser have concluded a written agreement setting out the terms upon which the claim asserted by the Claim Notice is finally settled; or

                    (iii) the Arbitrator appointed pursuant to the Arbitration Procedures to resolve the claim which is the subject of the Claim Notice (or; as the case may be, the Dispute (as defined in the Arbitration Procedures)), has made his final award in respect of such claim or Dispute.

          (c) if and to the extent that the liability in respect of that claim exceeds 50 per cent. of the total value of the Consideration Shares as at the Completion Date, valued at the Consideration Share Value.

5.3 Each of the Purchaser's Warranties shall be construed as a independent and separate warranty and (save as expressly provided to the contrary) shall not be limited by the terms of any of the other Purchaser's Warranties or by any other term of this agreement (other than this clause 5).

5.4 The Purchaser shall not be liable for any claim under the Purchaser's Warranties to the extent such claim arises, or is increased directly as a result of, or any provision or reserve in the accounts of the Purchaser for its financial year ended on the Accounts Date is insufficient only by reason of:-

          (a)       any increase in rates of Tax since the Accounts Date; or

          (b) the passing of, or any change in, any law, regulation, directive, requirement or any published practice of any government, governmental department or agency or regulatory body after the Completion Date; or

          (c) any change in the accounting policy or accounting practices of the Purchaser after the Completion Date save where such change is required in order to ensure that the relevant accounts comply with the relevant GAAP applicable as at the Accounts Date.

6.        RESTRICTIONS

6.1 (Except as otherwise agreed in writing with the Purchaser) each of the Vendors (which for purposes of this clause 6.1 shall exclude Ms. Ferolito who shall enter into the Ferolito Non Competition Agreement) hereby undertakes that it will not either solely or jointly with any other person (either on its own account or as the agent of any other person):-

          (a) for a period of 5 years from Completion carry on or be engaged or concerned or (except as the holder of shares in a listed company which confer not more than five per cent. of the votes which can generally be cast at a general meeting of the company) interested directly or indirectly in a business which competes with the Business carried on by any member of the Group at Completion in the territories in which the Business is currently conducted;

          (b) for a period of 5 years from Completion solicit or accept the custom of any person in respect of services competitive with those supplied pursuant to the Business by any member of the Group during the period of 12 months prior to Completion, such person having been a customer of the Company in respect of such services during such period and in the case of individual Vendors (with the exception of Ms. Ferolito), customers with which the relevant Vendor was concerned or had personal contact in the 12 months prior to Completion;

          (c) for a period of 5 years from Completion induce, solicit or endeavour to entice to leave the service or employment of any member of the Group, any person who during the period of 12 months prior to Completion was a senior employee or a consultant of any member of the Group likely (in the reasonable opinion of the Purchaser) to be:-

                    (i) in possession of confidential information relating to; or

                    (ii) able to influence the customer relationships or connections of any member of the Group and in the case of individual Vendors (with the exception of Ms. Ferolito), senior employees with whom the relevant Vendor worked closely in the period of 12 months prior to Completion; or

          (d) use any trade or domain name (including the expressions Meridian and/or Meridian VAT Reclaim or any combination thereof) or e-mail address used by any member of the Group at any time during the 2 years immediately preceding the date of this agreement or any other name intended or likely to be confused with any such trade or domain name or e-mail address.

6.2 Each of the Vendors hereby covenants with the Purchaser that it will not at any time divulge to any third party whatsoever or use for its own or another's advantage any of the trade secrets or confidential know-how or confidential financial or trading information as to customers or suppliers or in relation to the business, finances, dealings or affairs of the Company or the Subsidiaries save only (a) insofar as the relevant Vendor may prove the same has become a matter of public knowledge (otherwise than by reason of a breach by it of this clause 6.2) or (b) insofar as may be required by law.

6.3 The Vendors (other than Ms. Ferolito in the case of clause 6.1) agree that the covenants and undertakings contained in this clause 6 are reasonable and are entered into for the purpose of protecting the goodwill of the business of the Company and the Subsidiaries and that accordingly the benefit of the covenants and undertakings may be assigned by the Purchaser and its successors in title without the consent of the Vendors.

6.4 Each covenant and/or undertaking contained in this clause 6 shall be construed as a separate covenant and/or undertaking and if one or more of the covenants and/or undertakings contained in this clause is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining covenants and/or undertakings shall continue to bind the Vendors (other than Ms. Ferolito in the case of clause 6.1).

6.5 If any covenant or undertaking contained in this clause 6 would be void as drawn but would be valid if the period of application were reduced or if some part of the covenant or undertaking were deleted the covenant or undertaking in question shall apply with such modification as may be necessary to make it valid and effective.

6.6 No provision of this agreement, by virtue of which this agreement is subject to registration (if such be the case) under the Restrictive Trade Practices Act 1976, shall take effect until the day after particulars of this agreement have been furnished to the Director General of Fair Trading pursuant to section 24 of that Act. For this purpose the expression this "agreement" includes any agreement or arrangement of which this agreement forms part and which is registrable or by virtue of which this agreement is registrable.

6.7 Notwithstanding the provisions of clause 1.10, the obligations of the Vendors (other than Ms. Ferolito in the case of clause 6.1) under this clause 6 shall be several only, and in the event of any breach by any Vendor of any provision of this clause 6, only such Vendor in breach shall have any liability therefor.

7.        ANNOUNCEMENTS, ETC

          Neither the making of this agreement nor its terms shall be disclosed by any party hereto without the prior consent of the other parties unless disclosure is required by law or the rules of any regulatory or governmental body, including the SEC.

8.        APPOINTMENT OF VENDORS' REPRESENTATIVE

8.1       For the period of one year  following the date of this  agreement each of the Vendors hereby appoints Mr. Kirsh as the Vendors' Representative (and Mr. Kirsh hereby accepts such appointment for such period) and authorises and empowers Mr. Kirsh as the Vendors' Representative as such Vendors' true and lawful agent and attorney to act in the name, place and stead of such Vendors with respect to this agreement and the Indemnity Escrow and Stock Pledge Agreement (and the instruction letters and ancillary documents associated therewith) and to do or refrain from doing all such acts and things as such Vendors' Representative shall deem necessary or appropriate in order to accept and to give effect to the terms of this agreement, the Transaction Documents and the transactions contemplated thereby, including, without limitation, the power:-

          (a) to act for the Vendors with regard to all Warranty and indemnification matters referred to in this agreement and the Indemnity Escrow and Stock Pledge Agreement including, without limitation, the power to compromise or settle any claim on behalf of the Vendors up to the aggregate amount held in the Escrow Fund from time to time during the one year period of Mr. Kirsh's appointment under this clause 8.1 (whether such amount is held in the form of Escrow Shares or cash);

          (b) to receive all demands, notices and other communications directed to the Vendors and to do or refrain from doing any further acts or deeds on behalf of such Vendors which the Vendors' Representative deems necessary or appropriate;

          (c) to distribute amongst the Vendors all Consideration Shares (including the Escrow Shares) received by the Vendors' Representative in such capacity during the period of his appointment.

8.2 The appointment of the Vendors' Representative pursuant to clause 8.1 shall be irrevocable up to and including the first anniversary of the date of this agreement, at which date such appointment shall automatically terminate and the provisions of clause 8.4 shall apply. For the duration of the appointment of the Vendors' Representative pursuant to clause 8.1, the Purchaser and any other person may conclusively and absolutely rely, without enquiry, upon any action of the Vendors' Representative in accordance with this provision as an act of all of the Vendors in all matters referred to in this agreement and the Transaction Documents. Each Vendor hereby ratifies and confirms all and any acts which the Vendors' Representative shall do or cause to be done in his capacity as Vendors' Representative.

8.3 In the event of the death or incapacity of Mr. Kirsh during the one year period referred to in clause 8.1, the Vendors shall agree upon a successor for the remainder of that year within the 30 day period immediately following the date of notification of the death or incapacity of Mr. Kirsh. The appointment of a successor to the Vendors' Representative pursuant to this provision shall be promptly notified in writing to the Purchaser.

8.4 From the day following the first anniversary of the date of this agreement to the date when all claims made by the Purchaser under this agreement and the Transaction Documents shall have been resolved, settled or withdrawn (on which date this appointment shall determine), each of the Vendors hereby appoints the Vendors' Solicitors as its agent in order to receive all demands, notices and other communications directed to the Vendors and to distribute such demands, notices and communications to such Vendor.

9.        COSTS

9.1 All of the expenses incurred by the Purchaser in connection with and incidental to the negotiation, preparation, authorisation, execution and performance of this agreement and the other agreements and transactions contemplated herein, including, without limitation, all legal and accounting expenses incurred by the Purchaser, shall be paid by the Purchaser. All expenses incurred by the Company prior to Completion and by the Vendors (at any time before or after Completion) in connection with the negotiation, preparation, authorisation, execution and performance of this agreement and the other agreements and transactions contemplated herein, whether or not such transactions are consummated, including, without limitation, all legal, accounting and investment banking expenses, costs incurred in negotiating this agreement, the Transaction Documents, preparation of the Disclosure Letter and costs incurred in responding to the Purchaser's due diligence requests shall be paid by the Vendors and shall not be paid by or charged back to the Company, other than such expenses as are set out in clause 9.2 (such other expenses being the "Company Expenses"). At Completion the Vendors shall reimburse the Company in full for any such expenses, other than Company Expenses, incurred on behalf of the Vendors and which are paid by the Company prior to Completion ("Paid Vendor Expenses"). If any Paid Vendor Expenses are not reimbursed to the Company in accordance with this clause, the Vendors hereby undertake to promptly repay to the Company following Completion all Paid Vendor Expenses and to indemnify the Purchaser and hold the Purchaser harmless from any liability which the Company or any other member of the PRG Group may suffer or incur arising out of or in connection with any failure by the Vendors to repay such Paid Vendor Expenses to the Company.

9.2       For the purposes of clause 9.1, Company Expenses shall mean:-

          (a) the professional fees of KPMG (Dublin) incurred by the Company in connection with:-

                    (i)       the  preparation  of  any  financial   statements,
                              including   the   Accounts   and   the   Financial
                              Statements;

                    (ii) the conversion of certain Group accounts to United States GAAP;

                    (iii) changes to certain of the accounting policies within the Group;

                    (iv) a limited review of the Financial Statements undertaken prior to Completion by KPMG;

          (b)       costs and expenses  incurred by the Company which would have
                    been  incurred  by  it  in  any  case  if  the   transaction
                    contemplated by this agreement were not consummated; and

          (c) costs and expenses incurred by the Company in connection with the Receivables Financing Agreement and the Security Assignment of Contracts.

10.       EFFECT OF COMPLETION

          The terms of this agreement shall insofar as not performed at Completion and subject as specifically otherwise provided in this agreement continue in force after and notwithstanding Completion.

11.       ENTIRE AGREEMENT

          This agreement (together with any documents referred to herein) constitutes the entire agreement between the parties hereto in connection with the subject matter of this agreement. No party has relied upon any representation save for any representation expressly set out in this agreement (or any document referred to herein).

12.       WAIVER, AMENDMENT

12.1 No waiver of any term, provision or condition of this agreement shall be effective unless such waiver is evidenced in writing and signed by the waiving party.

12.2 No omission or delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or of any other right, power or privilege. The rights and remedies herein provided are cumulative with and not exclusive of any rights or remedies provided by law.

12.3 No variation to this agreement shall be effective unless made in writing and signed by all the parties.

13.       FURTHER ASSURANCES

13.1 At any time after Completion the Vendors shall at their own expense execute all such documents and do such acts and things as the Purchaser may reasonably require for the purpose of vesting in the Purchaser the full legal and beneficial title to the Equity Interests and giving to the Purchaser the full benefit of this agreement.

13.2 At any time after Completion the Purchaser shall at its own expense execute all such documents and do such acts and things as the Vendors' Representative may reasonably require for the purpose of vesting in the Vendors the full legal and beneficial title to the Consideration Shares and giving to the Vendors the full benefit of this agreement.

14.       NOTICES

          Save as specifically otherwise provided in this agreement any notice, demand or other communication to be served under this agreement may be served upon any party hereto only by sending the same by a reputable international courier firm or sending the same by facsimile transmission to the party to be served at its address given below, or facsimile number given below or at such other address or number as he or it may from time to time notify in writing to the other parties hereto:-

          If to the Vendors       Vendors' Representative
                                  c/o Kirsh Industries Limited
                                  9 Summit Road
                                  Dunkeld West
                                  Johannesburg 2196
                                  South Africa
          Fax:                    00 27 11 880 1096

          In either case,
          with a copy to:         Baker & McKenzie
                                  100 New Bridge Street
                                  London  EC4V 6JA
          Attention:              The partner in charge of the
                                  Litigation Department/Service of Process
                                  (Ref. MDC/JDS)
          Fax:                    0207-919 1999

          If to the Purchaser:    The Profit Recovery Group International, Inc.
                                  2300 Windy Ridge Parkway
                                  Suite 100, North
                                  Atlanta, Georgia 30339-8426
          Attention:              Clinton McKellar, Jr.
                                  Senior Vice President
                                  General Counsel and Secretary
          Fax:                    (770) 779-3034

          with a copy to:         Ashurst Morris Crisp
                                  Broadwalk House
                                  5 Appold Street
                                  London  EC2A 2HA
          Attention:              The partner in charge of the Litigation
                                  Department/Service of Process (Ref. MAM/DRS)
          Fax:                    0207-972 7990

          and:                    Arnall Golden & Gregory, LLP
                                  2800 One Atlantic Center
                                  1201 West Peachtree Street
                                  Atlanta, Georgia 30309-3400
          Attention:              Jonathan Golden, Esq.
          Fax:                    (404) 873-8701

          The parties agree that notices or other communications sent (i) by fax will be deemed received on the day sent or on the business day thereafter if not sent on a business day and (ii) by a reputable international courier firm will be deemed received on the second business day immediately following the date sent.

15.       COUNTERPARTS

          This agreement may be executed in any number of counterparts and by the several parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts shall together constitute one and the same instrument.

16.       INVALIDITY

          If at any time any one or more of the provisions hereof is or becomes invalid, illegal or unenforceable in any respect under any law of any jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby.

17.       ASSIGNMENT

17.1 It is hereby agreed and declared that the benefit of this agreement may be assigned by the Purchaser to any company of which it is a subsidiary or to any other company which is a subsidiary of it or its holding company.

17.2 Save as aforesaid this agreement and all rights and benefits hereunder and personal to the parties hereto may not be assigned at law or in equity without the prior written consent of the other parties hereto.

18.       GOVERNING LAW AND DISPUTE MECHANISM

18.1 This agreement (and, subject to clause 18.2, any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this agreement or its formation) shall be governed by and construed in accordance with English law.

18.2      The dispute resolution and arbitration procedures and rules set out in schedule 7 shall govern the resolution of any dispute, controversy, proceeding or claim of whatever nature arising out of or in any way relating to a General Indemnified Claim.

18.3 Subject to clause 18.2 and the provisions of schedule 7, the parties hereby irrevocably submit to the non-exclusive jurisdiction of the High Court of Justice in London for the purpose of hearing and determining any dispute arising out of or in connection with this agreement and for the purpose of enforcement of any judgement against their respective assets, save that the Indemnity Escrow and Stock Pledge Agreement shall be governed by and construed in accordance with the laws of the state of Georgia, USA.

18.4 Without prejudice to any other permitted mode of service the parties agree that service of any claim form, notice or other document ("Documents") for the purpose of any proceedings begun in England shall be duly served upon it if delivered personally or sent by registered post, in the case of:-

          (a)  the Vendors to the Vendors' Solicitors; and

          (b)  the Purchaser to the Purchaser's Solicitors.

          or such other person and address in England and/or Wales as the parties shall notify each other in writing from time to time.

IN WITNESS whereof this agreement has been executed as a deed on the date first above written.

Signed as a deed by CAVERSHAM TRUSTEES LIMITED             )
as trustee of THE BARON SETTLEMENT acting by a             )
director duly authorised for these purposes                )
                                                           )
                                                           )


                                                 Director





Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney of KI CORPORATION, LTD                 )
pursuant to a power of attorney dated 5 August             )
1999, WARREN FINANCIAL SERVICES LIMITED acting             )
by a director and its secretary/two directors              )
                                                           )
                                                           )

                                                 Director



                                       Secretary/Director


Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for DR STEINBRUGGER as                 )
trustee of the DENOR TRUST pursuant to a power             )
of attorney dated 9 July 1999, WARREN FINANCIAL            )
SERVICES LIMITED acting by a director and its              )
secretary/two directors                                    )
                                                           )
                                                           )

                                                 Director


                                       Secretary/Director







Signed as a deed by LISDAR LIMITED acting by a             )
director and its secretary/two directors                   )
                                                           )

                                                 Director



                                       Secretary/Director

Signed as a deed by WARREN FINANCIAL SERVICES LIMITED as ) attorney for DEBORAH P. FEROLITO pursuant to a power of ) attorney dated 9 July 1999, WARREN FINANCIAL SERVICES )
LIMITED acting by a director and its secretary/two         )
directors                                                  )
                                                           )

                                                 Director



                                       Secretary/Director


Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for NORMANDY INVESTMENTS               )
INC. pursuant to a power of attorney dated 9               )
July1999, WARREN FINANCIAL SERVICES LIMITED                )
acting by a director and its secretary/two                 )
directors                                                  )
                                                           )
                                                           )

                                                 Director



                                       Secretary/Director

Signed as a deed by CAVERSHAM TRUSTEES LIMITED             )
as trustee of THE GOODMAN TRUST acting by a                )
director duly authorised for the purpose                   )
                                                           )

                                                 Director







Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for INDUSTRIE UND                      )
FINANZKONTOR as trustee of the EURONA                      )
FOUNDATION (A/C/ PK) pursuant to a power of                )
attorney dated 5 August 1999, WARREN FINANCIAL             )
SERVICES LIMITED acting by a director and its              )
secretary/two directors                                    )
                                                           )
                                                           )


                                                 Director


                                       Secretary/Director



Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for INDUSTRIE UND                      )
FINANZKONTOR as trustee of the EURONA                      )
FOUNDATION (A/C LM) pursuant to a power of                 )
attorney dated  5 August 1999, WARREN FINANCIAL            )
SERVICES LIMITED acting by a director and its              )
secretary/two directors                                    )
                                                           )
                                                           )

                                                 Director

                                       Secretary/Director


Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for RADCLIFFES TRUSTEE                 )
COMPANY SA AND CENTRAL INDEPENDENT TRUSTEES                )
LIMITED as trustees of the BORDEAUX TRUST                  )
pursuant to powers of attorney dated  2 August             )
and 5 August 1999 respectively, WARREN                     )
FINANCIAL SERVICES LIMITED acting by a director            )
and its secretary/two directors                            )
                                                           )
                                                           )
                                                           )


                                                 Director


                                       Secretary/Director

Signed as a deed by WARREN FINANCIAL SERVICES LIMITED as   )
attorney for STEVEN KRELL pursuant to a power of           )
attorney dated                                         9   )
July 1999, WARREN FINANCIAL SERVICES LIMITED acting by a   )
director and its secretary/two directors                   )
                                                           )

                                                 Director


                                       Secretary/Director






Signed as a deed by WARREN FINANCIAL SERVICES LIMITED as ) attorney for STACI KRELL pursuant to a power of attorney )
dated 9 July 1999, WARREN FINANCIAL SERVICES LIMITED       )
acting by a director and its secretary/two directors       )
                                                           )
                                                           )

                                                 Director



                                       Secretary/Director





Signed as a deed by CARLYLE CORPORATE SERVICES             )
LIMITED acting by its sole director                        )
                                                           )
                                                           )

                                                 Director







Signed as a deed by CARLYLE CORPORATE SERVICES             )
(CI) LIMITED acting by a director and its                  )
secretary/two directors                                    )
                                                           )

                                                 Director



                                       Secretary/Director

Signed as a deed by WARREN FINANCIAL SERVICES              )
LIMITED as attorney for NATHAN KIRSH pursuant              )
to a power of attorney dated 5 August 1999,                )
WARREN FINANCIAL SERVICES LIMITED acting by a              )
director and its secretary/two directors in the            )
presence of:-                                              )
                                                           )
                                                           )



                                                 Director

                                       Director/Secretary





Signed as a deed by THE PROFIT RECOVERY GROUP              )
INTERNATIONAL, INC. acting by:-                            )
                                                           )


                                  Duly Authorised Officer



                                  Duly Authorised Officer

                               LIST OF SCHEDULES

Schedules                Description

SCHEDULE 1               The Vendors
SCHEDULE 2               Particulars relating to the Company
SCHEDULE 3               Particulars relating to Subsidiaries
SCHEDULE 4               Warranties
SCHEDULE 5               Purchaser Warranties
SCHEDULE 6               The Properties
SCHEDULE 7               Dispute Resolution and Arbitration Procedure
SCHEDULE 8               Affiliate Loan Schedule